Exhibit 99.1

American Land Lease Announces First Quarter 2005 Financial Results

7.3% Increase in Funds From Operations per share over 2004

CLEARWATER, Fla., May 10, 2005 /PRNewswire/ — American Land Lease, Inc. (NYSE: ANL - news) today released results for first quarter 2005.

Summary Financial Results

First Quarter

•	Diluted Earnings Per Common Share (“Diluted EPS”) were $0.36 for the three-month period ended March 31, 2005 as compared to $0.33 from the same period one year ago, an increase of 9.1% on a per common share basis.

•	Funds from Operations attributable to common stockholders (“FFO”; a non-GAAP financial measure) were $3.7 million, or $0.44 per diluted common share, for the quarter compared to $3.4 million, or $0.41 per diluted common share from the same period one year ago, an increase of 7.3% on a per share basis.

•	Diluted EPS and FFO for 2005 as compared to 2004 were negatively impacted by a decrease in the unit volume of closings, higher inventory levels and lower gross margins realized from home sales in the quarter. As a result of the Company’s preferred stock offering, earnings for the 2005 quarter were diluted $0.02 per share by cumulative unpaid preferred dividends. In addition, the Company realized a $0.03 per common share reduction in other income compared to the 2004 quarter as a bond residual position matured in 2004 and did not provide a contribution in the 2005 quarter.

•	Diluted EPS and FFO for 2005 as compared to 2004 were positively impacted by a correction in the Company’s accounting for restricted stock awards under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, or SFAS 123. The Company had previously valued certain performance based restricted stock based upon the market price of the Company’s common stock at the date of issuance and recognized the dividends paid on the awards as compensation expense until the awards vested. In accordance with SFAS 123, these awards have now been recorded at their fair value on the date of issuance and dividends paid on non-vested restricted stock have be recognized as a charge to retained earnings. This correction resulted in an increase of $0.08 and $0.07 per share in FFO and Diluted EPS, respectively, as a result of lower compensation expense in the first quarter of 2005 for amounts related to prior periods.

•	Unit volume in home sales was 77 new home closings, including 65 new homes sold on expansion home sites. This compares with 91 new home closings in fourth quarter 2004.

•	“Same Store” results provided a revenue increase of 9.5%, an expense increase of 4.9% and an increase of 11.8% in Net Operating Income (“NOI”).

•	“Same Site” results provided a revenue increase of 3.9%, an expense increase of 2.1% and an increase of 4.8% in NOI.

Supplemental Information

The full text of this press release is available upon request or through the Company’s web site at www.americanlandlease.com.

Management Comments

Bob Blatz, President of American Land Lease, commented, “While we are reporting FFO of $0.44, we evaluate our performance in terms of the $0.36 in FFO earned before the accounting adjustment. The first quarter reflects the lingering impact of the 2005 hurricanes in our business through lower home sales closings. We are pleased to report strong results from our core property operating business for the first quarter. The operating results reflect the positive impact that absorption from home sales is having on our property operations.”

Mr. Blatz added, “The first quarter underscores the strength of our property operating business and provides the challenge to return to higher levels of home sales results. Within our home sales business, we continue to be pleased with the increasing average home selling price that reached $112,000 for the first quarter. This represents a 12% increase in average new home selling price over the first quarter of 2005 of $100,000. As we look toward the balance of 2005, we forecast continued success in our core property ownership business and a return to higher levels of homes closings.”

Dividend Declaration

On April 27, 2005, the Board of Directors declared a regular first quarter common stock dividend of $0.25 per share payable on May 26, 2005, to stockholders of record on May 12, 2005.

On April 27, 2005, the Board of Directors declared dividends on preferred shares. Dividend information on Preferred Stock follows:

Beginning of Dividend Period	End of Dividend Period	Per Share Dividend Declared
February 23, 2005	May 12, 2005	$0.5167

Dividends on shares of Preferred Stock are payable on May 31, 2005 to shareholders of record on May 12, 2005. The initial dividend payment on Preferred Stock issued reflects dividends accrued from the issuance date through the end of the dividend period indicated above. Future quarterly dividend payments on all Preferred shares will be $0.4844 per share.

The Board of Directors reviews the dividend policy quarterly. The Company’s dividend is set quarterly and is subject to change or elimination at any time. The Company’s primary financial objective is to maximize long term, risk adjusted returns on investment for common shareholders. While the dividend policy is considered within the context of this objective, maintenance of past dividend levels is not a primary investment objective of the Company and is subject to numerous factors including the Company’s profitability, capital expenditure plans, obligations related to principal payments and capitalized interest, and the availability of debt and equity capital at terms deemed attractive by the Company to finance these expenditures. The Company’s net operating loss may be used to offset all or a portion of its real estate investment trust (“REIT”) taxable income, which may allow the Company to reduce or eliminate its dividends and still maintain its REIT status.

Operational Results

First Quarter Property Operations

First quarter revenue from property operations was $8,036,000 as compared to $7,371,000 in the same period one year ago, a 9.0% increase. First quarter property operating expenses totaled $2,779,000 as compared to $2,818,000 in the same period one year ago, a 1.4% decrease. The Company realized significant increases in rental income driven by annual rental rate increases and the absorption of new home sites through its home sales efforts. Property operating expenses decreased in the first quarter 2005 as compared to the same period in the prior year driven primarily by insurance proceeds of approximately $140,000 related to the recovery of expense incurred in prior periods as a result of clean up costs from the hurricanes that traversed Florida in August and September of 2004 offset by increases in labor and benefit costs and increases in property taxes. The property operating margins before depreciation expense increased from 61.8% in the prior year’s first quarter to 65.4%. Excluding the insurance recovery property operating margins before depreciation expense would have been 63.7%.

First Quarter “Same Store” Results

First quarter “same store” results reflect the results of operations for properties and golf courses owned for both the first quarter of 2005 and the prior year periods. The same store properties account for 96% of the property operating revenues for the first quarter of 2004. We believe that same store information provides the ability to understand the changes in profitability for properties owned during both reporting periods that could not be obtained from a review of the consolidated income statement in periods where properties are acquired. A reconciliation of “same store” operating results reported below to total property revenues and property expenses, as determined under GAAP, can be found on page 14 of this press release.

The same store % change results are as follows:

1Q05
Revenue	9.5%
Expense	4.9%
Net Operating Income	11.8%

We derive our increase in property revenue (i) from increases in rental rates and other charges at our properties and (ii) through the origination of leases on expansion home sites (“absorption”). “Same site” results reflect the results of operations excluding those sites leased subsequent to the beginning of the prior year period. We believe that “same site”

information provides the ability to understand the changes in profitability without the growth related to the newly leased sites. Our presentation of same site results is a non-GAAP measure and should not be considered in isolation from and is not intended to represent an alternative measure to operating income or cash flow or any other measure of performance as determined in accordance with GAAP.

We calculate absorption revenues as the rental revenue recognized on sites leased subsequent to the beginning of the prior year period. We estimate that 50% of the increase in expenses over the prior year period is attributable to newly leased sites in our calculation of same site results. We believe that the allocation of expenses between same site and absorption is an appropriate allocation between fixed and variable costs of operating our properties.

Our same site, absorption, golf operations and total same store results for first quarter are as follows:

	Same Site Rental	Absorption	Same Site Golf	Same Store
Revenue	3.9%	5.7%	(0.1)%	9.5%
Expense	2.1%	2.0%	0.8%	4.9%
NOI	4.8%	7.5%	(0.5)%	11.8%

A reconciliation of same site and same store operating results used in the above calculations to total property revenues and property expenses, as determined under GAAP, for the three months ended March 31, 2005 and 2004 can be found in the on page 14 of this press release.

First Quarter Home Sales Operations

First quarter 2005 new home sales volume was 77 closings, a 15.4% decrease from the 91 closings in the same period in the prior year. Average selling price per home was $112,000 as compared to $100,000 in the same period in the prior year, a 12.0% increase. Brokerage profits were down 10.6% as compared with the same period in the prior year. Selling gross margins, excluding brokerage activities, decreased to 31.8% in the quarter as compared to 33.1% in the same period in the prior year. This decrease was attributable to product mix and increased cost of our product as purchase prices for materials and labor have increased due to the 2004 hurricanes. Selling costs as a percentage of sales revenue increased from 25.2% in the prior year’s period to 25.9% in the first quarter of 2005, reflecting decreased operating leverage at lower volume levels and increased marketing costs for newly constructed subdivisions within existing communities, offset by lower commission costs from a lower number of closings. The backlog of contracts for closing stood at 105 home sales, a decrease of 56 contracts from the same period in the prior year. The backlog excludes 19 lot reservations originated for new homes in subdivisions under construction.

The Company remains committed to its program of generating continued revenue growth through new lease originations in its existing portfolio. The home sales business continues to provide the Company with additional earning home sites that have a greater return on investment than is currently available through the purchase of occupied communities.

Summary of home sales activity:

	Quarter ended March 31, 2005	Quarter ended March 31, 2004
New home closings	77	91
New home contracts	91	148
Home resales	2	12
Brokered home sales	61	79
New home contract backlog	105	161

Outlook for 2005

The table below summarizes the Company’s projected financial outlook for 2005 as of the date of this release and is based on the estimates and assumptions disclosed in this and previous press releases:

Full Year 2005 Projected
FFO	$1.45 to $1.75
AFFO	$1.32 to $1.61
Diluted EPS	$1.06 to $1.35
Same Store Sales
Revenue Growth	5.0% to 9.0%
Expense Growth	5.5% to 8.0%
NOI Growth	6.0% to 9.5%
Home Sales Operating Income	$2,800,000 to $4,600,000
General and Administrative Expenses	$2,500,000 to $3,200,000
Other Income	$50,000 to $150,000
Preferred Stock Dividends	$1,775,000
Capital Replacements (per site)	$125 to $145
Depreciation	$3,200,000 to $3,700,000

A portion of the Company’s earnings is from the sale of new homes on expansion home sites in its developing communities. The earnings from the new home sales are subject to greater volatility than the earnings from rental property activities. The Company’s earnings estimates would be impacted positively by increases in the unit volume of new home sales or increases in the gross margins from new home sales. Conversely, decreases in the unit volume of new home sales or decreases in the gross margins from new home sales would negatively impact the Company’s earnings estimates. Home sales volume is dependent upon a number of factors, including consumer confidence and consumer access to financing sources for home purchases and the sale of their current home.

The Company’s projected results for 2005 include a reduction in corporate governance costs based upon current estimates of the cost of compliance. Non-employee director compensation continues to be paid in stock and all stock based compensation is expensed within the 2005 projections. In addition, the projected results include the expense for performance based restricted stock. The Company’s earnings estimates would be adversely impacted by the increased cost of compliance with regulations and laws applicable to public companies and financial reporting.

The financial and operating projections provided in this release are the result of management’s consideration of past operating performance, current and anticipated market conditions and other factors that management considers relevant from its past experience. However, no assurance can be provided as to the achievement of these projections and actual results will vary, perhaps materially.

Stock-based Compensation Correction

During the course of the Company’s review of its application of SFAS 123, it determined that the accounting for certain aspects of its stock-based compensation was in error. The Company had previously valued certain awards of performance-based restricted stock at the market value of the Company’s common stock at the date of issuance. These awards have been determined to be target stock price awards that should have been recorded at fair value on the date of issuance. In accordance with SFAS 123, the Company has estimated the value of HPS Share awards using a valuation model which considers the applicable risk-free interest rate, expected dividend yield, the volatility factor of the expected market price of the Company’s common stock and the term over which the performance conditions must be met to result in vesting of the awards. In addition, the Company had previously treated dividends paid on non-vested restricted stock as additional compensation expense until the vesting condition was satisfied. Under SFAS 123, only the dividends paid on non-vested awards that are not expected to vest should be accounted for as additional compensation expense.

Following this review and in consultation with its external auditors, the Company corrected these errors to conform with the provisions of SFAS 123 for valuing target stock price awards and to reverse previously recorded compensation expense related to the target stock price awards and dividends paid on unvested awards that are expected to vest. The correction relates solely to accounting treatment. It does not affect the Company’s historical or future cash flows and the impact on the Company’s current or prior years’ earnings per share, cash from operations and shareholders’ equity is immaterial.

Casualty Event

Several of the Company’s properties were impacted by the hurricanes that challenged the state of Florida during the 2004 season. At December 31, 2004, the Company had additional claims with its insurer related to recoveries of damages caused during the hurricanes. During the first quarter 2005, the Company received $524,000 related to damages that occurred in 2004. The Company recognized additional casualty gain of approximately $237,000. In addition, the Company recognized recoveries of previously expensed damages of $140,000. The Company has additional claims with its insurer related to recoveries and will record additional casualty gain in the period that the insurance proceeds are realized.

Preferred Stock

As previously released, in February and March 2005, the Company sold 900,000 and 100,000 shares, respectively, of newly created 7.75% Class A Cumulative Redeemable Preferred Stock, par value $0.01 per share, or the Class A Preferred Stock, in a registered public offering generating net proceeds of approximately $23,907,000. The net proceeds were used to repay indebtedness including amounts outstanding under a promissory note in connection with the acquisition of property in Micco, Florida and the Company’s revolving line of credit.

Financing Activity

The Company originated a term loan with a bank secured by the property acquired in Micco, Florida with a total commitment of $11,000,000. The loan matures in August 2005 and bears interest at thirty-day LIBOR plus 200 basis points.

Development Activity

Construction continued at the Company’s Blue Heron community on a new subdivision of 65 home sites. New home construction in this new subdivision is scheduled to begin in May 2005. Construction continued on the last phase of the Company’s Savanna Club project that will provide an additional 192 home sites. Planning and permitting for subdivisions at three additional communities continued during the quarter.

American Land Lease, Inc. is a REIT that holds interests in 29 manufactured home communities with 6,993 operational home sites, 1,038 developed expansion sites, 1,492 undeveloped expansion sites and 129 recreational vehicle sites as of March 31, 2005.

Some of the statements in this press release, as well as oral statements made by the Company’s officials to analysts and stockholders in the course of presentations about the Company and conference calls following quarterly earnings releases, constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include projections of the Company’s cash flow, dividends and anticipated returns on real estate investments. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but not limited to: general economic and business conditions; interest rate changes, financing and refinancing risks; risks inherent in owning real estate; future development rate of home sites; competition; the availability of real estate assets at prices which meet the Company’s investment criteria; the Company’s ability to reduce expense levels, implement rent increases, use leverage and other risks set forth in the Company’s Securities and Exchange Commission filings. We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

Management will hold a teleconference call, Wednesday, May 11 at 4:00 p.m. EDT for first quarter 2005 results. You can participate in the conference call by dialing, toll-free, (800) 374-5458 approximately five minutes before the conference call is scheduled to begin and indicating that you wish to join the American Land Lease first quarter 2005 results conference call. If you are unable to participate at the scheduled time, this information will be available for recorded playback from 5:30 p.m. EDT, May 11, 2005 until midnight on May 18, 2005. To access the replay, dial toll free, (800) 642-1687 and request information from conference ID 6161541.

Contact:	Robert G. Blatz, President (727) 726-8868
Shannon E. Smith, Chief Financial Officer (727) 726-8868

SOURCE: American Land Lease, Inc.

GLOSSARY

GLOSSARY OF NON-GAAP FINANCIAL AND OPERATING MEASUREMENTS Financial and operational measurements found in the Earnings Release and Supplemental Information include certain non-GAAP financial measurements standardly used by American Land Lease management. Measurements include Funds from Operations (“FFO”), which is an industry-accepted measurement as based on the definition of the National Association of Real Estate Investment Trusts (NAREIT). These terms are defined below and, where appropriate, reconciled to the most comparable Generally Accepted Accounting Principles (GAAP) measurements on the accompanying supplement schedules.

FUNDS FROM OPERATIONS (“FFO”): is a commonly used term defined by NAREIT as net income (loss), computed in accordance with GAAP, excluding gains and losses from extraordinary items, dispositions of depreciable real estate property, disposals of discontinued operations, net of related income taxes, plus real estate related depreciation and amortization (excluding amortization of financing costs), including depreciation for unconsolidated real estate partnerships, joint ventures and discontinued operations. American Land Lease calculates FFO based on the NAREIT definition, as further adjusted for the minority interest in the American Land Leases’s operating partnership (Asset Investors Operating Partnership). This supplemental measure captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets such as machinery, computers or other personal property. There can be no assurance that American Land Lease’s method for computing FFO is comparable with that of other real estate investments trusts.

ADJUSTED FUNDS FROM OPERATIONS (“AFFO”): is FFO less both Capital Replacement expenditures and Capital Enhancement expenditures. Similar to FFO, AFFO captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property, and AFFO also reflects that Capital Replacements are necessary to maintain the associated real estate assets.

SAME STORE RESULTS: represent an operating measure that is used commonly to describe properties that have been in the portfolio for a period of time and therefore serve as a good basis upon which to review comparative performance data. American Land Lease’s definition of Same Store communities are communities that are owned during both the current and comparable prior year period.

SAME SITE RESULTS: represent an operating measure that is used to describe homesites that have been in the portfolio for a period of time and therefore serve as a good basis upon which to review comparative performance data. American Land Lease’s definition of Same Site is individual homesites that were operational during both the current and comparable prior year period. Absorbed incremental homesites are not included in this calculation.

OPERATIONAL HOME SITE: represents those sites within our portfolio that are/or have been leased to a tenant. Operational Home Sites and their relative occupancy provide a measure of stabilized portfolio status.

DEVELOPED HOME SITE: represents those sites within our portfolio that have not been occupied, but for which a majority of the infrastructure has been completed.

UNDEVELOPED HOME SITE: represent those sites within our portfolio that have not been fully developed and require construction of substantial lateral improvements such as roads.

CAPITAL REPLACEMENT: represents capitalized spending which maintains a property. American Land Lease generally capitalizes spending for items that cost more than $250 and have a useful life of more than one year. A common example is street repaving. This spending is better considered a recurring cost of preserving an asset rather than as an additional investment. It is a cash proxy for depreciation.

CAPITAL ENHANCEMENT: represents capitalized spending which adds a material feature increases overall community value or revenue source. An example is the addition of a marina facility to an existing community.

USED HOME SALE: represents the sale of a home previously owned by a third party and where American Land Lease has acquired title through an eviction proceeding or through purchase from a third party.

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	As of
	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004
	(unaudited)		(unaudited)	(unaudited)	(unaudited)
ASSETS
Real Estate	$227,073	$222,311	$217,310	$215,155	$209,849
Less accumulated depreciation	(23,574)	(22,803)	(22,116)	(21,474)	(20,779)
Real estate under development	67,966	49,360	47,662	44,636	42,223

Total Real Estate	271,465	248,868	242,856	238,317	231,293
Cash and cash equivalents	870	820	987	1,207	776
Inventory	19,721	16,788	14,987	13,073	11,330
Other Assets	8,856	9,480	10,425	9,729	8,566
Assets held for sale	—	—	—	313	361

Total Assets	$300,912	$275,956	$269,255	$262,639	$252,326

LIABILITIES AND EQUITY
Liabilities
Secured long-term notes payable	$126,529	$127,338	$128,130	$119,876	$118,478
Secured short-term financing	25,836	24,644	18,622	20,142	13,495
Accounts payable and accrued liabilities	8,904	9,795	9,523	10,982	9,883
Liabilities related to assets held for sale	—	—	8	6	4

Total Liabilities	161,269	161,777	156,283	151,006	141,860
Minority Interest in Operating Partnership	15,168	14,746	14,552	14,497	14,319

STOCKHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 1,000 shares authorized, 1,000 and 0 shares issued and outstanding, respectively	25,000	—	—	—	—
Common Stock, par value $.01 per share; 12,000 shares authorized	92	91	91	90	90
Additional paid-in-capital	286,014	286,649	286,611	285,517	285,207
Notes receivable from officers re common stock purchases	(437)	(748)	(766)	(775)	(785)
Deferred compensation re restricted stock	(2,573)	(2,250)	(2,472)	(2,719)	(3,049)
Dividends in excess of accumulated earnings	(157,009)	(157,697)	(158,432)	(158,365)	(158,704)
Treasury stock at cost	(26,612)	(26,612)	(26,612)	(26,612)	(26,612)

Total Stockholders’ Equity	124,475	99,433	98,420	97,136	96,147

Total Liabilities and Stockholders’ Equity	$300,912	$275,956	$269,255	$262,639	$252,326

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004
RENTAL PROPERTY OPERATIONS
Rental and other property revenues	$7,637	$7,188	$7,146	$7,001
Golf course operating revenues	399	225	114	176

Total property operating revenues	8,036	7,413	7,260	7,177

Property operating expenses	(2,592)	(2,790)	(2,463)	(2,422)
Recoveries of casualty expenses related to hurricanes	140
Golf course operating expenses	(327)	(329)	(283)	(305)

Total property operating expenses	(2,779)	(3,119)	(2,746)	(2,727)

Depreciation	(841)	(766)	(746)	(737)

Income from rental property operations	4,416	3,528	3,768	3,713

SALES OPERATIONS
Home sales revenue	8,821	12,871	8,495	9,714
Cost of home sales	(6,014)	(8,665)	(5,843)	(6,474)

Gross profit on home sales	2,807	4,206	2,652	3,240

Commissions earned on brokered sales	163	124	115	227
Commissions paid on brokered sales	(87)	(69)	(64)	(122)

Gross profit on brokered sales	76	55	51	105

Selling and marketing expenses	(2,285)	(2,616)	(2,236)	(2,455)

Income (loss) from sales operations	598	1,645	467	890

General and administrative expenses	(429)	(1,221)	(959)	(904)
Interest and other income	12	16	51	27
Casualty gain	237	—	—	—
Gain (loss) on sale of real estate	—	438	—	—
Interest expense	(1,533)	(1,555)	(1,426)	(1,374)

Income before minority interest in Operating Partnership	3,301	2,851	1,901	2,352
Minority interest in Operating Partnership	(398)	(342)	(223)	(285)

Income from continuing operations	2,903	2,509	1,678	2,067

DISCONTINUED OPERATIONS:
(Loss) Income from discontinued operations	—	—	26	20

Net income	2,903	2,509	1,704	2,087
Net Income attributable to preferred stockholders	194	—	—	—

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$2,709	$2,509	$1,704	$2,087

Earnings per common share - basic:
Income from continuing operations (net of cumulative unpaid preferred dividends)	$0.38	$0.35	$0.24	$0.30

Net income attributable to common stockholders	$0.38	$0.35	$0.24	$0.30

Earnings per common share-diluted:
Income from continuing operations (net of cumulative unpaid preferred dividends)	$0.36	$0.34	$0.23	$0.29

Net income attributable to common stockholders	$0.36	$0.34	$0.23	$0.29

Weighted average common shares outstanding	7,122	7,089	7,050	6,971

Weighted average common shares and common share equivalents outstanding	7,548	7,402	7,297	7,236

Common dividends paid per share	$0.25	$0.25	$0.25	$0.25

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

DEBT ANALYSIS

(in thousands)

(unaudited)

	As of
	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004
DEBT OUTSTANDING
Mortgage Loans Payable - Fixed	$100,901	$101,710	$102,502	$93,377	$94,107
Mortgage Loans Payable - Floating	25,628	25,628	25,628	26,499	24,371
Floor Plan Facility	20,461	17,679	12,907	10,762	9,077
Line of Credit	5,375	6,965	5,715	9,380	4,418

Total Debt	$152,365	$151,982	$146,752	$140,018	$131,973

% FIXED/FLOATING
Fixed	66.2%	66.9%	69.8%	66.7%	71.3%
Floating	33.8%	33.1%	30.2%	33.3%	28.7%

Total	100.00%	100.00%	100.00%	100.00%	100.00%

AVERAGE INTEREST RATES
Mortgage Loans Payable - Fixed	7.0%	7.0%	7.0%	7.1%	7.1%
Mortgage Loans Payable - Floating	4.9%	4.7%	4.7%	4.9%	4.8%
Floor Plan Facility	7.3%	6.8%	5.9%	6.5%	6.1%
Line of Credit	4.6%	4.6%	3.6%	3.2%	3.1%

Total Weighted Average	6.6%	6.5%	6.4%	6.4%	6.5%

DEBT RATIOS
Debt/Total Market Cap(1)	40.9%	44.6%	47.4%	47.5%	45.2%

Debt/Gross Assets	50.7%	55.1%	54.5%	53.3%	52.3%

	December 31, 2005	December 31, 2006	December 31, 2007	December 31, 2008	December 31, 2009

MATURITIES
Mortgage Loans Maturities - Scheduled	2,459	3,552	3,809	4,042	4,291
Mortgage Loans Maturities - Balloon	—	—	13,278	—	2,069
Floor Plan Facility(2)	—	—	—	—	—

Total	$2,459	$3,552	$17,087	$4,042	$6,360

(1)	Computed based upon closing price as reported on NYSE as of the period ended.
(2)	Discretionary, non-committed facility whose individual advances mature at different dates between 360 and 540 days from advance date.

FFO/AFFO and Payout Ratios

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO FFO AND AFFO

(Amounts in thousands, except per share/OP unit amounts) (Unaudited)

	Three Months Ended March 31,
	2005	2004
Net Income	$2,709	$2,374
Adjustments:
Cumulative unpaid preferred stock dividends	194	—
Minority interest in operating partnership	398	323
Casualty gain	(237)	—
Real estate depreciation	841	705
Discontinued Operations
Real estate depreciation	—	4
Minority interest in operating partnership attributed to discontinued operations	—	1

Funds From Operations (FFO)	3,905	3,407
Cumulative unpaid preferred stock dividends	(194)	—

Funds From Operations attributable to common stockholders	3,711	3,407
Capital Replacements	(216)	(357)

Adjusted Funds from Operations (AFFO)	$3,495	$3,050

Weighted Average Common Shares/OP Units Outstanding:	8,524	8,246

Per Common Share and OP Unit:
FFO:	$0.44	$0.41
AFFO:	$0.41	$0.37

Payout Ratio Per Common Share and OP Unit:
Gross Distribution Payout
FFO:	56.8%	61.0%
AFFO:	61.0%	67.6%

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

RECONCILIATION OF SAME SITE AND SAME STORE OPERATING RESULTS

FOR THE QUARTER ENDED MARCH 31, 2005

(in thousands)

		Three Months Ended March 31, 2005	Three Months Ended March 31, 2004	Change	% Change	Contribution to Same Store% Change(1)
Same site rental revenues		$6,921	$6,644	$277	4.2%	3.9%
Absorption rental revenues		434	32	402	1256.3%	5.7%
Same site golf revenues		399	403	(4)	-1.0%	-0.1%

Same store revenues	A	7,754	7,079	675	9.5%	9.5%

Redevelopment property rental revenues		275	286	(11)	-3.8%
Other Income		7	6	1	16.7%

Total property revenues	C	8,036	7,371	665	9.0%

Same site rental expenses		$2,071	$2,023	48	2.4%	2.1%
Absorption rental expenses		48	—	48	100.0%	2.0%
Same site golf expenses		327	308	19	6.2%	0.8%

Same store expenses	B	2,446	2,331	115	4.9%	4.9%

Recoveries of casualty expenses related to hurricanes		(140)	—	(140)	100.0%
Redevelopment property expenses		88	91	(3)	-3.3%
Expenses related to offsite management[2]		385	396	(11)	-2.8%

Total property operating expenses	D	$2,779	$2,818	$(39)	-1.4%

Same Store net operating income	A-B	$5,308	$4,748	$560	11.8%	—

Total net operating income	C-D	$5,257	$4,553	$704	15.5%

Same Site NOI		$4,850	$4,621	$229	5.0%

(1)	Contribution to Same Store% change is computed as the change in the individual component of same store revenue or expense divided by the total applicable same store base (revenue or expense) for the 2005 period. For example, same site rental revenue of $277 as compared to the total same store revenues in 2004 of $7079 is a 3.9% increase ($277/$7,079=3.9%).
(2)	Expenses related to offsite management reflect portfolio property management costs not attributable to a specific property.

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

NUMBER OF HOMESITES AND AVERAGE RENT BY COMMUNITY

AS OF MARCH 31, 2005

Community	Location	Operational Home Sites	Occupancy	Average Monthly Rent	RV Sites	Undeveloped Home Sites	Developed Home Sites
Owned Communities
Blue Heron Pines	Punta Gorda, FL	309	98%	$367	—	65	17
Brentwood	Hudson, FL	120	98%	250	—	0	71
Crystal Bay	Micco, FL	—	0%	—	—	533	—
Serendipity	Ft. Myers, FL	338	95%	332	—	—	—
Stonebrook	Homosassa, FL	168	100%	284	—	—	43
Sun Lake	Grand Island, FL	329	100%	337	—	—	65
Sun Valley	Tarpon Springs, FL	261	98%	369	—	—	—
Caribbean Cove	Orlando, FL	272	71%	385	—	—	13
Forest View	Homosassa, FL	252	100%	297	—	—	52
Gulfstream Harbor	Orlando, FL	382	97%	387	—	50	—
Gulfstream Harbor II	Orlando, FL	306	99%	382	—	37	1
Lakeshore Villas	Tampa, FL	281	100%	402	—	—	—
Park Royale	Pinellas Park, FL	285	95%	414	—	—	24
Pleasant Living	Riverview, FL	245	96%	335	—	—	—
Riverside GCC	Ruskin, FL	372	100%	530	—	420	145
Royal Palm	Haines City, FL	264	96%	332	—	0	121
Cypress Greens	Lakeland, FL	159	100%	246	—	—	99
Savanna Club	Port St. Lucie, FL	786	100%	274	—	192	84
Woodlands	Groveland, FL	133	96%	248	—	—	159

	Sub-total Florida	5,262				1,297	894

Blue Star	Apache Junction, AZ	22	73%	284	129	—	—
Brentwood West	Mesa, AZ	350	92%	428	—	—	—
Casa Encanta	Mesa, AZ	—	0%	—	—	195	—
Desert Harbor	Apache Junction, AZ	145	97%	367	—	—	61
Fiesta Village	Mesa, AZ	170	75%	353	—	—	—
La Casa Blanca	Apache Junction, AZ	198	90%	373	—	—	—
Lost Dutchman	Apache Junction, AZ	176	90%	308	—	—	83
Rancho Mirage	Apache Junction, AZ	312	89%	409	—	—	—
Sun Valley	Apache Junction, AZ	268	94%	317	—	—	—

	Sub-total Arizona	1,641				195	144

Mullica Woods	Egg Harbor City, NJ	90	100%	480	—	—	—

Total Communities	29	6,993	95%	$351	129	1,492	1,038

(1)	We define opertional home sites as those sites within our portfolio that have been leased to a tenant during our ownership of the community. Since our porfolio contains a large inventory of developed home sites that have not been occupied during our ownership, we have expressed occupancy as the number of occupied sites as a percentage of operational home sites. We believe this measure most accurately describes the performance of an individual property relative to prior periods and other properties within our portfolio. The occupancy of all developed sites was 81.5% across the entire portfolio. Including sites not yet developed, occupancy was at 69.9% March 31, 2005.

Portfolio Summary

	Operational Home sites	Developed Home sites	Undeveloped Home sites	RV Sites	Total
As of December 31, 2004	6,931	1,101	960	129	9,121
Properties developed	—	—	—	—	—
New lots purchased	—	2	533	—	535
Lots sold	—	—	—	—	—
New leases originated	65	(65)	—	—	—
Adjust for site plan changes	(3)	—	(1)	—	(4)

As of March 31, 2005	6,993	1,038	1,492	129	9,652

(1)	As of March 31, 2005, 6,657 of these operational home sites were occupied.

Occupancy Roll Forward

	Occupied Home sites	Operational Home sites	Occupancy
As of December 31, 2004	6,617	6,931	96.5%
New home sales	77	65
Used home sales	2	—
Used homes acquired	(19)	—
Lots Sold	—	—
Homes constructed by others	2	—
Site plan changes	—	(3)
Homes removed from previously leased sites	(22)	—

As of March 31, 2005	6,657	6,993	95.2%

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

RETURN ON INVESTMENT FROM HOME SALES

(unaudited)

		Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
Expansion sites leased during the year		65	89

Estimated first year annualized profit on leases originated during the year	A	$260	$340

Costs, including development costs of sites leased		$3,236	$4,348
Home sales income (loss) attributable to sites leased		522	733

Total costs incurred to originate ground leases	B	$2,714	$3,615

Estimated first year annualized return on investment for leases originated during the year	A/B	9.6%	9.4%

For the three months ended March 31, 2005 and 2004, we estimate our profit or loss attributable to the sale of homes situated on expansion home sites as follows (in thousands):

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
Reported income from sales operations	$598	$818
Used home sales and brokerage business income	(76)	(85)

Adjusted income for pro forma analysis	$522	$733

The reconciliation of our estimated first year return on investment in expansion home sites, a non-GAAP financial measure, to our return on investment in operational home sites in accordance with GAAP is shown below (in thousands):

		Total Portfolio for Year Ended December 31, 2004
Property income before depreciation [1]	A	$18
Total investment in operating home sites [1]	B	$221
Return on investment from earning home sites[1]	A/B	8.1%

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

KEY HOME SALES STATISTICS

	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004	March 31, 2005	Qtr over Qtr Increase/ Decrease	Qtr over Qtr % Change
New home closings	91	103	77	121	77	(44)	-36.4%
New home contracts	148	144	69	65	91	26	40.0%
Home resales	12	5	3	3	2	(1)	-33.3%
Brokered home sales	79	83	48	55	61	6	10.9%
New home contract backlog	161	189	175	88	105	17	19.3%

Average Selling Price	$100,000	$92,000	$108,000	$105,000	$112,000	7,000	6.7%

Average Gross Margin Percentage	33.2%	33.7%	33.1%	32.7%	31.8%